Exhibit 23.2

CONSENT OF GRANT THORNTON LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated February 28, 2005, accompanying the consolidated financial statements and schedule of Cell Therapeutics, Inc. and subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders on Form 10-K/A for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Seattle, Washington
October 19, 2006